Exhibit 23.1

SUBSIDIARIES OF UNITED INSURANCE HOLDINGS CORP.

United Insurance Holdings, L.C. (incorporated in Florida)

United Insurance Management, L.C. (incorporated in Florida)

United Property and Casualty Insurance Company (incorporated in Florida)

Skyway Claims Services, LLC (incorporated in Florida)